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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Cypress Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	94-2885898
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

198 Champion Court, San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $.01 per share	The NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:                                  (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered

This Form 8–A is being filed in connection with Cypress Semiconductor Corporation’s (the “Company”) listing of its common stock, $0.01 par value per share (“Common Stock”) pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, on the NASDAQ Global Select Market commencing on or about November 12, 2009. The Company is voluntarily delisting the Common Stock from the New York Stock Exchange effective as of the close of business on or about November 12, 2009.

The following statements with respect to the capital stock of Cypress Semiconductor Corporation, a Delaware corporation (the “Company”) are subject to the detailed provisions of the Company’s Second Restated Certificate of Incorporation (“Certificate of Incorporation”). These statements do not purport to be complete and are qualified in their entirety by reference to the terms of the Certificate of Incorporation and the Amended and Restated Bylaws of the Company (the “Bylaws”) each of which is incorporated by reference into this Form 8-A. Additionally, the General Corporation Law of Delaware, as amended (the “DGCL”), may also affect the terms of the Common Stock.

The authorized capital of the Company consists of 650,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of preferred stock, $.01 par value.

The following is a summary of the material provisions of the Company’s Certificate of Incorporation and Bylaws, insofar as they relate to the material terms of the Common Stock, and is qualified in its entirety by reference thereto, which is incorporated by reference from Exhibits 3.0 and 3.1 hereto.

Description of the Common Stock

Voting Rights: Unless otherwise provided in the Certificate of Incorporation, the Bylaws, the DGCL, or other applicable law, the holders of the Common Stock are entitled to voting rights for the election of directors and for other purposes, subject to voting rights which may in the future be granted to subsequently created series of Preferred Stock. The Bylaws provide that, at any meeting of stockholders, each stockholder has one vote for every share of stock entitled to vote which is registered in the name of the stockholder. The holders of the Common Stock have cumulative voting rights.

Dividends: The holders of outstanding shares of the Common Stock are entitled to receive dividends when and if declared by the Company’s Board of Directors, such dividends may be paid in cash, property, or in shares of the Company’s capital stock.

Certain Provisions of Delaware Law and of the Certificate of Incorporation and Bylaws

Special Meeting of Stockholders: The Bylaws provide that special meetings of the stockholders of the Company for any purposes prescribed in the notice of meeting may be called by the Company’s Board of Directors, Chairman of the Board, the President, or by one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent of the votes at that meeting.

Written Consent of Stockholders: The Certificate of Incorporation does not restrict the ability of the stockholders to take action without a meeting, without prior notice and without a vote if a consent in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Proposals and Nominations: The Bylaws provide that at an annual meeting of the stockholders, only business that has been properly brought before the meeting shall be conducted. To be properly brought before an annual meeting, business must be brought pursuant to the corporation’s proxy materials with respect to such meeting, by or at the direction of the Board of Directors, or by a stockholder of the corporation who is a stockholder of record at the time of the giving of the notice provided for in the Bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and has timely complied in proper written form with the notice procedures set forth in this the bylaws. In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to our bylaws and applicable law.

Amendment of Certificate of Incorporation and Bylaws: Pursuant to Section 242(b) of the DGCL, the Certificate of Incorporation may be amended by the affirmative vote of a majority of the outstanding stock entitled to vote thereon. The Bylaws may be altered, amended or repealed, and new bylaws may be adopted, by the Company’s Board of Directors.

Item 2.	Exhibits.

Exhibit Number	Description

3.0	Restated Certificate of Incorporation of Cypress Semiconductor Corporation (Incorporated by reference to Exhibit 3.1 to the Annual Report of Cypress Semiconductor Corporation on Form 10-K filed with the Securities and Exchange Commission on March 26, 2001)

3.1	Certificate of Amendment to Amended and Restated Bylaws of Cypress Semiconductor Corporation. (Incorporated by reference to Exhibit 3.1 to the Current Report of Cypress Semiconductor Corporation. on Form 8-K, filed with the Securities and Exchange Commission on May 28, 2009.)

3.2	Amended and Restated Bylaws of Cypress Semiconductor Corporation. (Incorporated by reference to Exhibit 3.1 to the Current Report of Cypress Semiconductor Corporation on Form 8-K, filed with the Securities and Exchange Commission on March 31, 2006.)

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CYPRESS SEMICONDUCTOR CORPORATION

Date: October 30, 2009	By:	/S/ BRAD W. BUSS
Brad W. Buss
Chief Financial Officer, Executive Vice President, Finance and Administration

EXHIBIT INDEX

Exhibit Number	Description

3.0	Restated Certificate of Incorporation of Cypress Semiconductor Corporation (Incorporated by reference to Exhibit 3.1 to the Annual Report of Cypress Semiconductor Corporation on Form 10-K filed with the Securities and Exchange Commission on March 26, 2001)

3.1	Amended and Restated Bylaws of Cypress Semiconductor Corporation (Incorporated by reference to Exhibit 3.1 to the Current Report of Cypress Semiconductor Corporation. on Form 8-K filed with the Securities and Exchange Commission on May 28, 2009)

3.2	Amended and Restated Bylaws of Cypress Semiconductor Corporation. (Incorporated by reference to Exhibit 3.1 to the Current Report of Cypress Semiconductor Corporation on Form 8-K, filed with the Securities and Exchange Commission on March 31, 2006.)